[*] = Certain information in this document has been excluded as such information is not material and is the type of information that the Company treats as private or confidential.

Exhibit 10.1

December 3, 2014

Greg Fersko

Director, Business Development and Licensing

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, NJ 07033

Re: Deferral of Milestone due under the Termination and License Agreement between Merck Sharp & Dohme Corp (“Merck”) and SCYNEXIS, Inc.
(Scynexis) dated May 24, 2013 (the “Agreement”); Merck Reference
SCYNEXIS LKR143197

Dear Greg,

As we have discussed, Scynexis is seeking deferral of the accrual of the $[*] milestone due under Section 5.1 (a) of the Agreement, such that no amount will be due upon Initiation of the first Phase II Clinical Trial for Product, but under Section 5.1 (b) of the Agreement, $[*] (instead of $[*]) would be due upon Initiation of the first Phase III Clinical Trial for Product.

Except as expressly stated above, all other terms and provisions of the Agreement remain in full force and effect.

We sincerely appreciate the spirit of cooperation and collaboration which Merck demonstrated throughout our collaboration project, and which continues with Merck’s agreement to this deferral.

Sincerely,

/s/ Yves, J. Ribiell

Yves J. Ribeill

President and CEO

The deferral described above is agreed:

By:___/s/ Iain Dukes 12/11/14________

Name:___Iain Dukes________________

Title:___SVP, Research Science_______